Exhibit 10.1

2023 AWARD FORMULA

FOR THE

2020 KEY OFFICERS INCENTIVE PLAN

The 2020 Key Officers Incentive Plan (the “Plan”) provides cash Awards to Participants based on achievement of Performance Objectives for a specified Performance Period. Capitalized terms not defined in this document have the meaning ascribed under the Plan.

Participants in the Plan are the Section 16 Officers of the Company. There are separate Award Formulas under the Plan for Corporate Participants and Profit Center Participants. Under both formulas, a Participant’s Award is calculated by reference to the Target Percentage of the Participant’s base salary at the end of the Performance Period. The Award Formulas and each Participant’s Target Percentage are determined by the Committee.

For the Performance Period commencing January 1, 2023 and ending December 31, 2023, Awards under the Plan will be determined by achievement of the following Performance Objectives.

Participant Type	Performance Objectives	Relative Weight
Corporate Participants	Earnings Before Interest, Taxes, Depreciation, Amortization (EBITDA)	65%
	Cash Flow	35%
Profit Center Participants	Earnings Before Interest, Taxes, Depreciation, Amortization (EBITDA)	65%
	Free Cash Flow (FCF)	35%

Award Formula for Corporate Participants

EBITDA and Cash Flow for Corporate Participants are calculated as follows:

EBITDA = Earnings before interest, taxes, depreciation and amortization

Cash Flow =	Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

1 Change in Working Capital, excluding cash and current maturities of long-term debt, from December 31, 2022 to December 31, 2023, as reflected on the Company’s Consolidated Balance Sheets

Achievement of EBITDA and Cash Flow targets for Corporate Participants is determined by the Company’s aggregate 2023 financial results. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the EBITDA and Cash Flow targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) certain currency and hedging-related gains and losses, (ii) gains and losses from asset disposals, and (iii) items that are outside the scope of the Company’s core, on-going business activities.

EBITDA and Cash Flow shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2022 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Achievement targets and payout percentages for Corporate Participants’ EBITDA and Cash Flow are set forth below. No Awards are paid for EBITDA achievement below $443.25 million or Cash Flow below $370.50 million. The EBITDA and Cash Flow payouts are each capped at 200%. Payouts will be interpolated for achievement levels falling between those set out in the schedule.

2023 Corporate Targets and Payout Schedule
EBITDA			Cash Flow
Achievement	Payout		Achievement	Payout
<$443.25M	0%		<$ 370.50M	0%
$ 443.25M	50%	Threshold	$ 370.50M	50%
$ 591.00M	100%	Target	$ 494.00M	100%
$ 738.75M	200%	Maximum	$ 617.50M	200%

Award Formula for Profit Center Participants

EBITDA = Earnings Before Interest Taxes Depreciation and Amortization

FCF =	EBITDA (adjusted for currency effects) ± Change in Working Capital[1] + Non-Cash Impairments – Capital Expenditures

1 Change in Working Capital from December 31, 2022 to December 31, 2023, excluding cash, current maturities of long-term debt, and balance sheet items not directly related to on-going Profit Center activity, such as interest receivable and payable, income tax receivable and payable, current deferred taxes assets and liabilities, and dividends payable.

Achievement of EBITDA and FCF targets for Profit Center Participants is determined by aggregate 2023 financial results for the Profit Centers for which the Participant is responsible. Financial results from acquisitions are excluded from calculations in the year of acquisition. Financial results from businesses divested during the year will be included in the calculations; however, the EBITDA and FCF targets relating to the divested businesses will be prorated to reflect only that portion of the year prior to the divestiture. Financial results from businesses classified as discontinued operations will be included in the calculations. Financial results will exclude (i) results from non-operating branches, (ii) certain currency and hedging-related gains and losses, (iii) gains and losses from asset disposals, (iv) items that are outside the scope of the Company’s core, on-going business activities or relating to any other special events or change in business conditions, and (v) the impact of corporate allocations.

EBITDA and FCF shall be adjusted for all items of gain, loss or expense for the fiscal year, as determined in accordance with standards established under Generally Accepted Accounting

Principles, (i) from non-cash impairments; (ii) related to loss contingencies identified in footnotes to the financial statements in the Company’s 2022 10-K; (iii) related to the disposal of a segment of a business; or (iv) related to a change in accounting principle.

Financial results for each Profit Center may include a critical compliance adjustment, ranging from a potential 5% increase for exceptional safety performance to a 20% deduction for critical compliance failures.

Achievement targets and payout percentages for the Profit Center Participant’s EBITDA and FCF are set forth below. No Awards are paid for achievement below 75% of the EBITDA and FCF targets. The EBITDA and FCF payouts are each capped at 200%. The payout will be interpolated for achievement levels falling between those set out in the schedule.

2023 Profit Center Targets

Segment	EBITDA Target	FCF Target
Bedding Products Segment	$286.40M	$ 282.80M
Specialized Products + Furniture, Flooring & Textile Products	$339.10M	$ 263.00M

2023 Profit Center Payout Schedule
Achievement		Payout
<75%		0%
75%	Threshold	50%
100%	Target	100%
125%	Maximum	200%

Sample Calculation

For Corporate and Profit Center Participants, the Award is calculated by multiplying the Participant’s salary, Target Percentage, the relative weight of the Performance Objective, and the payout percentage for each Performance Objective. The sample calculation below assumes a Participant with a base salary of $500,000, a Target Percentage of 80%, an EBITDA payout of 120%, and a Cash Flow/FCF payout of 80%:

Performance Objective	Participant’s Base Salary	Participant’s Target%	Relative Weight	Payout Percentage	Award
EBITDA	$500,000	80%	65%	120%	$312,000
Cash Flow/FCF	$500,000	80%	35%	80%	$112,000

			Total Award:		$424,000

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